Exhibit 10.1

AMENDMENT TO DEED OF LEASE

THIS AMENDMENT TO DEED OF LEASE (“Addendum to Lease”), dated February 22, 2010, is by and between Trex Company, Inc., successor by merger to Trex Company, LLC, hereinafter referred to as “Tenant”, and TC.V.LLC, successor to Space, LLC, hereinafter referred to as “Landlord”.

WHEREAS, Tenant and Landlord entered into a Deed of Lease dated June 15, 2000, (the “Lease”) for office space (the second and third floor) located within a building commonly known as The Trex Center, 160 Exeter Drive, Winchester, Virginia (the “Building”); and

WHEREAS, pursuant to an Addendum to Deed of Lease dated as of June 30, 2006 (the “Addendum”), Landlord agreed to lease, and Tenant agreed to rent, additional space on the first floor of the Building; and

WHEREAS, Landlord and Tenant now desire to terminate the Addendum, to extend the term of the Lease, and to amend certain provisions of the Lease, all in accordance with the terms of this Amendment;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Termination of Addendum to Deed of Lease. The Addendum is hereby terminated as of March 31, 2010.

2.	Amendment of Lease. Effective April 1, 2010, the Lease is hereby amended in the following respects:

(a)	The term of the Lease shall end on March 31, 2020, plus any exercised renewal terms.

(b)	Effective April 1, 2010, the Premises shall be reduced by 3,253 square feet (the “Excluded Portion”), representing a portion of the second floor, as indicated on the attached floorplan. In addition to the 3,253 square feet, the Premises shall be reduced by an additional 158 square feet, representing a pro-rata portion of the common area of the second floor (bathrooms, elevator corridor, hallways, etc.). The total reduction shall be 3,411 square feet (3,253 plus 158), so effective April 1, 2010, the Premises shall equal 32,517 square feet (35,928 as currently set forth in the Lease minus 3,411.)

(c)

Landlord shall be responsible for all cost and expense associated with the architectural, engineering and construction necessary to separate the Excluded Portion from the remainder of the Premises in a manner consistent with the design and quality of the Building. Tenant agrees to vacate the Excluded Premises within seven (7) days after the

Landlord requests that they do so, and Landlord agrees to complete all construction as soon as practicable thereafter, provided that the Premises shall be reduced by the Excluded Portion on April 1, 2010 regardless of whether construction is completed or not.

(d)

Effective on April 1, 2010, the Fixed Rent shall be $23.50 for each rentable square foot of the Premises, with $16.50 being allocated to base rent and $7.00 allocated to operating costs. Effective on April 1, 2015, the base rent shall increase annually by an amount equal to two and one half percent (2 1/2%) of the previous year’s base rent (with each increase being effective on April 1). The estimated operating cost portion of the Fixed Rent shall not escalate.

(e)

For the purposes of the operating costs reconciliation described in Section 1.6 and 7.3, the estimated operating costs shall be $7.00 per rentable square foot. The Landlord will perform an operating costs reconciliation each January 1st. In the event actual operating costs per annum are less than the estimated operating costs, Landlord shall pay Tenant 100% of such difference, and in the event actual operating costs per annum are greater than the estimated operating costs, Tenant shall pay Landlord 100% of such difference. For the 2010 Calendar Year, the provisions currently in the Lease (prior to the amendments contained herein) shall apply with respect to the period beginning on January 1, 2010 and ending on March 31, 2010, and this amendment shall apply with respect to the remainder of the Calendar Year.

(f)	The relative sections of the Lease shall be deemed amended to effectuate the amendments described above. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall apply. Except as amended herein, all other terms of the Lease shall remain in full force and effect.

3.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning given to such terms by the Master Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Addendum to Deed of Lease under seal as of the Addendum Date.

LANDLORD:		TENANT:

TC.V.LLC		TREX COMPANY, INC.

By:	/s/ Stephen White	By:	/s/ William R. Gupp
Title:	Owner/Manager	Title:	Chief Administrative Officer, General Counsel and Secretary